                         SURGICAL SAFETY PRODUCTS, INC.

              CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

                        OF THE SERIES A PREFERRED STOCK,

                            $.001 PAR VALUE PER SHARE

        Article 1. The name of the corporation is Surgical Safety Products, Inc.
(the "Corporation")

        Article 2. The following resolution establishing and designating a series of shares of preferred stock designated "Series A Preferred Stock" and fixing and determining the preferences, limitations and relative rights thereof was duly adopted by all necessary action on the part of the Corporation on March 31,
2003:

        RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, the Board of
        Directors hereby authorizes and designates a series of preferred stock of the Corporation (the "Series A Preferred Stock") consisting of
        4,000,000 shares.

        FURTHER RESOLVED, that the Board of Directors hereby fixes and determines the powers, designations, preferences and relative rights of the Series A Preferred Stock as set forth in Exhibit A attached to these resolutions.

        FURTHER RESOLVED, that the President and the Secretary of the Company be, and each hereby is, authorized to execute a Certificate of
        Designations relating to the Series A Preferred Stock and cause the same to be filed with the Secretary of State of the State of New York.

        IN WITNESS WHEREOF, Surgical Safety Products, Inc. has caused this certificate to be duly executed by its President on March 31, 2003.

                                          Surgical Safety Products, Inc.

By: /s/Tim Novak
    Tim Novak, President

                                       1

         CERTIFICATE OF DESIGNATIONS, LIMITATIONS AND RELATIVE RIGHTS OF
                            SERIES A PREFERRED STOCK
                                       of
                         SURGICAL SAFETY PRODUCTS, INC.
                            f/k/a Sheffeld Acres Inc.

                                    Filed by:
                               Lawrence E. Wilson
                           Franklin, Cardwell & Jones
                                  1001 McKinney
                                   18th Floor
                              Houston, Texas 77002
                                 (713) 222-6025

                                   DESIGNATION
                                       of
                            SERIES A PREFERRED STOCK
                                       of
                         SUGERICAL SAFETY PRODUCTS, INC.

                                       2

1.  Designation and Amount. There shall be a series of Preferred Stock designated as "Series A Preferred Stock," and the number of shares constituting such series shall be 4,000,000. Such series is referred to herein as the "Series A Preferred
Stock."

2.  Stated Capital. The amount to be represented in stated capital at all times for each share of Series A Preferred Stock shall be $.001.

3.  Rank. All shares of Series A Preferred Stock rank prior to all of the
Corporation's Common Stock, par value $.00l per share (the "Common Stock"), and preferred stock, par value $.00l per share, now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4.  Dividends. The Series A Preferred Stock shall be entitled to receive dividends and distributions on parity with the Common Stock as though the Series
A Preferred Stock had been converted to Common Stock on the day before the record date for such dividends and distributions.

5.  Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A
Preferred Stock shall be entitled to receive out of the assets of the
Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to $.10 per share, and no more, before any payment shall he made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock (the "Junior Liquidation Stock"). If the
assets of the Corporation available for distribution are not sufficient to pay to the holders of the Series A Preferred Stock and all other series of stock ranking on a parity with the Series A Preferred Stock the Liquidation amount, the assets of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock and such series ranking on a parity with the Series
A Preferred Stock. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

6.  Optional Redemptions for Cash. Shares of the Series A Preferred Stock are not
redeemable by the Corporation at any time.

7.  Redemption at Option of Holders. In the event (i) any person with the defined meaning as used in Section 13(d) of the Securities Exchange Act of 1934, as
amended (the "1934 Act"), or any successor provision becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act, or any successor provision)
of more than 50% of the Common Stock (a "Share Acquisition") or the Corporation
is a party to a business combination, including a merger or consolidation or the sale of all or substantially all of its assets and (ii) either (1) as a result of such a Share Acquisition or business combination, the Series A Preferred
Stock thereafter is not convertible into common stock of the Corporation or of the ultimate parent of the Corporation which common stock is listed or admitted to trading on a national securities exchange, quoted on the NASDAQ Stock Market
(either National Market System or Small Cap Market), or sales are reported on

                               Exhibit A - Page 1

the electronic bulletin board by Bloomberg Financial Markets or the over-the-counter market by the National Quotation Bureau, LLC, or (2) all or substantially all of the consideration paid in such Share Acquisition or business combination does not consist of common stock of the ultimate parent of the Corporation which common stock is listed or admitted to trading on a national securities exchange, quoted on the NASDAQ Stock Market (either National
Market System or Small Cap Market), or sales are reported on the electronic bulletin board by Bloomberg Financial Markets or the over-the-counter market by the National Quotation Bureau, LLC, then each holder of Series A Preferred
Stock, subject to the conditions of this Section 7, shall have the option to require the Corporation to redeem all of the shares of Series A Preferred Stock owned by such holder at $10.00 per share.

In the event of any Share Acquisition meeting the conditions specified in clauses (i) and (ii) of the first paragraph of this Section 7, the Corporation shall, on the date that is 45 days after the date of such Share Acquisition, upon the written demand of any record holder of Series A Preferred Stock which so requests, redeem all of the shares of Series A Preferred Stock owned by such holder at $10.00 per share. Within 10 days after the Corporation has knowledge that such Share Acquisition has occurred, it shall mail to each record holder of
Series A Preferred Stock a form of written demand to be used by such holder to exercise his right of redemption (a "Demand Form") and a notice which shall disclose the occurrence of the Share Acquisition and the right of such holder to require the Corporation to redeem such Series A Preferred Stock pursuant to this
Section 7, and shall state the redemption date, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series A Preferred Stock, the date of which such holder must notify the Corporation if it elects to require the Corporation to make such redemption, that on and after the redemption date, dividends will cease to accumulate on such shares, the then effective conversion rate pursuant to
Section 8, and that the right of holders to convert shall terminate at the close of business on the fifth business day prior to the redemption date. Within 15 days after the Corporation has knowledge that such Share Acquisition has occurred, it also shall deposit in trust with a bank having a combined capital and surplus in excess of $50,000,000, as trustee, for the benefit of holders of
Series A Preferred Stock which elect to require the Corporation to redeem such stock pursuant to this Section 7, funds sufficient to redeem on the redemption date all of the Series A Preferred Stock outstanding on the date of delivery of the notice referred to above. Each record holder of Series A Preferred Stock that elects to require the Corporation to redeem on the redemption date all of the shares of Series A Preferred Stock that such holder owns shall deliver to the Corporation not later than the redemption date a completed Demand Form relating to the Series A Preferred Stack to be redeemed. After the redemption date, the Corporation shall be entitled to receive from the funds which it deposited in trust for the redemption of Series A Preferred Stock on such redemption date an amount equal to that portion of such funds which was deposited it respect of shares of Series A Preferred Stock which the holders thereof did not elect to have redeemed pursuant to this Section 7. The term
"redemption date," as used in connection with a redemption resulting from a
Share Acquisition, shall mean .the close of business on the 45th day after the date of the Share Acquisition.

In the event of any business combination meeting the conditions specified in clauses (i) and (ii) of the first paragraph of this Section 7, the Corporation shall, immediately prior to the effectiveness of such business combination, upon

                               Exhibit A - Page 2

the demand of any record holder of Series A Preferred Stock that so requests, redeem all of the shares of Series A Preferred Stock owned by each such holder at $10.00 per share plus accrued and unpaid dividends to the date on which such business combination occurs. Not later than 35 days prior to the effectiveness of any such business combination, the Corporation shall mail to each record holder of Series A Preferred Stock a Demand Form and a notice which shall disclose such business combination and the right of such holder of Series A
Preferred Stock to require the Corporation to redeem such Series A Preferred
Stock pursuant to this Section 7 and shall state the anticipated redemption date, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series A Preferred Stock, the date by which such holder must notify the Corporation if it elects to require the Corporation to make such redemption, that on and after the redemption date, dividends will cease to accumulate on such shares, the then effective conversion rate pursuant to Section 8, and that the right of holders to convert shall terminate at the close of business on the fifth business day prior to the redemption date. Prior to the effectiveness of such business combination, the Corporation also shall deposit in trust with a bank having a combined capital and surplus in excess of $50,000,000, as trustee, for the benefit of holders of Series A Preferred Stock which elect to require the
Corporation to redeem such stock pursuant to this Section 7, immediately available funds sufficient to redeem on the redemption date all of the Series A
Preferred Stock which, pursuant to this Section 7, holders have elected to require the Corporation to redeem. Each record holder of Series A Preferred
Stock that elects to require the Corporation to redeem on the redemption date all of the Series A Preferred Stock which it owns must submit to the Corporation not later than the redemption date a completed Demand Form relating to the
Series A Preferred Stock to be redeemed. The Corporation agrees that it will not complete any business combination described in this Section 7 unless proper provision has been made to satisfy its obligations under this Section 7. The term "redemption date," as used in connection with a redemption upon the occurrence of a business combination under this Section 7, shall mean the time immediately prior to the effectiveness of such business combination referred to herein.

Any notice by the Corporation which is mailed as herein provided shall be conclusively presumed to have been duly given whether or not the holder of
Series A Preferred Stock receives such Notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the proceedings for the redemption of any other shares of
Series A Preferred Stock. An election by a holder of Series A Preferred Stock to have the Corporation redeem such stock pursuant to this Section 7 shall become irrevocable on the relevant redemption date on or after the date fixed for redemption as stated in any notice delivered by the Corporation, each holder of the shares called for redemption shall surrender the certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the relevant redemption price in accordance with the terms of this Section 7. If any such certificates shall be so surrendered in connection with a redemption required to be made as a result of any business combination described in the first paragraph of this Section 7 and for whatever reason such business combination will not become effective, then the Corporation shall cause such certificates to be returned promptly to the respective holders thereof. If less than all the shares represented by any such surrendered certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption under any provision of this Section 7, funds necessary for the redemption shall be available therefor and shall have been deposited in trust as required by this

                               Exhibit A - Page 3

Section 7, then in the case of any shares of Series A Preferred Stock to be redeemed as a result of a Share Acquisition, after the close of business on the redemption date and, in the case of any shares of Series A Preferred Stock to be redeemed as a result of a business combination described in the first paragraph of this Section 7, after the effectiveness of the business combination, notwithstanding that the certificates evidencing any shares which the holders thereof had elected to have redeemed shall not have been surrendered, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to such shares (except the right of the holders to receive the relevant redemption price without interest upon surrender of their certificates therefor) shall terminate.

        8. Conversion Privilege.

(a)  Right of Conversion. Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof at any time into (i) ten (10)
fully paid and non-assessable shares of Common Stock, as hereinafter adjusted.

(b)  Conversion Procedure. Any holder of shares of Series A Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the
Corporation that the holder elects so to convert such shares of Series A
Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

The Corporation will, as soon as practicable after such deposit of certificates for Series A Preferred Stock accompanied by the written notice and, compliance with any other conditions herein contained, deliver at the office of the transfer agent to the person for whose account such shares of Series A Preferred
Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or person entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of
Series A Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

(c)  Adjustment of Conversion Rate. The number of shares of Common Stock and number or amount of any other securities and property as hereinafter provided into which a share of Series A Preferred Stock is convertible (the "conversion

                               Exhibit A - Page 4

rate") shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made (A) in other shares of stock of the
Corporation or (B) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, or (2) subdivide its outstanding shares of Common Stock into a greater number of shares, then in either such case the conversion rate in effect immediately prior thereto shall be adjusted retroactively as provided below so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation and other shares and rights to purchase stock or other securities (or, in the event of the redemption of any such shares or rights, any cash, property or securities paid in respect of such redemption) which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date of the subdivision.

(ii) In case the Corporation shall combine its outstanding shares of Common
Stock into a lesser number of outstanding shares by any means, including but not limited to (1) the filing in the office of the Secretary of State of its incorporation, or such other state in which the Corporation is legally domiciled, of an amendment to (or amendment and restatement of) the Articles of
Incorporation or other charter document of the Corporation, (B) a merger with or into another corporation that causes a change in the legal domicile of the
Corporation, or (C) a pro rata reduction in the total number of issued and outstanding shares of Common Stock of the Corporation then in any such case the conversion rate in effect immediately prior thereto shall not be adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the same number of shares of Common
Stock of the Corporation after such event which such holder would have been entitled to receive before the happening of any of the events described above.

(iii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such conversion rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination: provided,

                               Exhibit A - Page 5

however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion rate shall be readjusted to the conversion rate which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (iii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the
Corporation.

(iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding ordinary cash dividends paid out of retained earnings of the Corporation), other assets or rights or warrants to subscribe for or purchase any security
(excluding those referred to in subparagraphs (i) and (iii) above), then in each such case the conversion rate shall be adjusted retroactively so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share
(determined as provided below) of the Common Stock on the date fixed for such determination and the denominator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(v) For the purpose of any computation under this Section 8, the Current Market
Price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 20 consecutive trading days commencing with the
1st trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the market on which the Common Stock trades in the following order: the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading, on the NASDAQ National Market System, on the NASDAQ Small
Cap Market, the average of the closing bid and asked prices on the Over the
Counter Bulletin Board, and the average of the closing bid and asked prices on the over-the-counter market as furnished by National Quotation Bureau, LLC, New
York, New York, any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of
Directors of the Corporation in good faith. "Trading day" shall mean a day on which the market on which the market used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

                               Exhibit A - Page 6

(vi) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate;
provided, however, that the Corporation may make any such adjustment its election; and provided further, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(vii) Whenever the conversion rate is adjusted as provided in any provision of this Section 8: (1) the Corporation shall compute the adjusted conversion rate in accordance with this Section 8 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted conversion rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent of the Series A Preferred Stock; and (2) a notice stating that the conversion rate has been adjusted and setting forth the adjusted conversion rate shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of Series A Preferred Stock at then last addresses as they shall appear in the stock transfer books of the Corporation.

(viii) In the event that at any time, as a result of any adjustment made pursuant to this Section 8, the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 8 with respect tot eh
Common Stock.

(ix) The Corporation shall take no action that will reduce the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock below the amount specified in Paragraph 8(a).

(d)  No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred
Stock. If more than one certificate representing shares of Series A Preferred
Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on an exchange or on NASDAQ, shall be the reported last sale price on the such exchange or NASDAQ) at the close of business on the day of conversion.

(e)  Reclassification; Consolidation; Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any

                               Exhibit A - Page 7

reclassification, conversion, exchange or cancellation of outstanding shares of
Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of
Series A Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange assuming such holder of Common Stock of the corporation (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation, to which such sale or transfer was made or a party to such share exchange, as the case may be ("constituent person"), or an affiliate of a constituent person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cast, and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange (provided that if the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger sale transfer or share exchange is not the same for each share of Common
Stock of the Corporation held immediately prior to such consolidation, merger, sale or transfer by others than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised
("non-electing share"), then the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Corporation, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the
Corporation's shares, as the case maybe, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(f)  Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred
Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of
Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of its incorporation, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Series
A Preferred Stock.

If any shares of Common Stock required to be reserved for purposes of conversion

                               Exhibit A - Page 8

of the Series A Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York
Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the
Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g)  Prior Notice of Certain defaults. In case:

(i) The Corporation shall (1) declare any dividend (or any other distribution)
on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock; or

(ii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the
Series A Preferred Stock, and shall cause to be mailed to the holders of record of the Series A Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of

                               Exhibit A - Page 9

Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

9.  Voting Rights.

(a)  General. At every meeting of the stockholders or upon any action taken by stockholders with or without a meeting, every holder of Series A Preferred Stock shall be entitled to the number of votes in person or by proxy for each share of
Series A Preferred Stock standing in his or her name on the transfer books of the Corporation as the number of shares of Common Stock into which such Series A
Preferred Stock could be convertible on such date.

(b)  Class Voting Rights. Without the affirmative vote of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class (or, if less than all shares of the Series A Preferred Stock then outstanding would be adversely affected thereby, without the affirmative vote of the holders of at least a majority of the outstanding shares of the series so affected, voting as a separate class), the Corporation may not amend the
Corporation's Articles of Incorporation or these Designations so as to adversely affect the voting powers or other rights or preferences of shares of the Series
A Preferred Stock.

10.  Registration Rights.

(a)  Definitions. As used in this Section 10:

(i) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing with the Securities and Exchange
Commission (the "SEC") a registration statement pursuant to the Securities Act of 1933, as amended (the "Act"), and the declaration or order of effectiveness of such registration statement.

(ii) The term "Registerable Securities" means shares of (A) Common Stock issuable upon conversion of the Series A Preferred Stock, (B) stock or debt securities issued in conversion of the Registerable Securities or in lieu of the
Registerable Securities in any reorganization which have not been sold to the public and (iii) stock issued in respect of the stock referred in (A) and (B) as a result of a stock split, stock dividend, recapitalization or combination, which have not been sold to the public.

(iii) The term "Holder" means the present or and future holder of Series A
Preferred Stock

(b)  Incidental Registration

(i) If the Corporation at any time proposes to register any of its securities under the Act, whether of its own accord or at the demand of any holder of such securities pursuant to an agreement with respect to the registration thereof
(provided such agreement does not prohibit third parties from including additional securities in such registration), and if the form of registration

                              Exhibit A - Page 10

statement proposed to be used may be used for the registration of Registerable
Securities, the Corporation will give notice to the Holders not less than 10 days nor more than 30 days prior to the filing of such registration statement of its intention to proceed with the proposed registration (the "Incidental
Registration"), and, upon written request of the Holder made within ten (10)
days after the receipt of any such notice (which request will specify the
Registerable Securities intended to be disposed of by the Holder and state the intended method of disposition thereof), the Corporation will use its best efforts to cause all Registerable Securities of Holder as to which registration has been requested to be registered under the Act, provided that if such registration is in connection with an underwritten public offering, Holder's
Registerable Securities to be included in such registration shall be offered upon the same terms and conditions as apply to any other securities included in such registration. Notwithstanding anything contained in this Section 10(b) to the contrary, the Corporation shall have no obligation to cause Registerable
Securities to be registered with respect to any Registerable Securities which shall be eligible for resale under Rule 144(k) of the Securities Act.

(ii) If an Incidental Registration is a primary registration on behalf of the
Corporation and is in connection with an underwritten public offering, and if the managing underwriters advise the Corporation in writing that in their opinion the amount of securities requested to be included in such registration
(whether by the Corporation, the Holder, or other holders of the Corporation's securities pursuant to any other rights granted by the Corporation to demand inclusion of any such securities in such registration) exceeds the amount of such securities which can be successfully sold in such offering, the Corporation will include in such registration the amount of securities requested to be included which in the opinion of such underwriters can be sold, in the following order (A) first, all of the securities the Corporation proposes to sell, and (B)
second, any other securities requested to be included in such registration, pro rata among the holders thereof on the basis of the amount of such securities then owned by such holders.

(iii) If an Incidental Registration is a secondary registration on behalf of holders of securities of the Corporation and is in connection with an underwritten public offering, and if the managing underwriters advise the
Corporation in writing that in their opinion the amount of securities requested to be included in such registration (whether by such holders, by the Holder, or by holders of the Corporation's securities pursuant to any other rights granted by the Corporation to demand inclusion of securities in such registration)
exceeds the amount of such securities which can be sold in such offering, the
Corporation will include in, such registration the amount of securities requested to be included which in the opinion of such underwriters can be sold, in the following order (A) first, all of the securities requested to be included by holders demanding or requesting such registration, and (B) second, any other securities requested to be included in such registration, pro rata among the holders thereof on the basis of the amount of such securities then owned by such holders.

(c) Registration Procedures. The Corporation will advise the Holder in writing as to the effective date of the registration and as to the completion thereof.
At its expense the Corporation will:

(i) keep the registration effective for a period of days or until the Holder has completed the distribution described in the registration statement relating therein, whichever first occurs; and

                              Exhibit A - Page 11

(ii) furnish such number of prospectuses and any other documents incident thereto as the Holder from time to time may reasonably request.

(d)  Indemnification.

(i) To the extent permitted by law, the Corporation will indemnify the Holder against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation by the
Corporation of any rule or regulation promulgated under the Act or any state securities law applicable to the Corporation in connection with any such registration, and will reimburse the Holder for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, provided that the indemnity contained in this Section shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Corporation (which consent will not be reasonably withheld) and provided further that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Corporation by the Holder relating to Holder.

(ii) The Holder will indemnify the Corporation, each of its directors and officers, each legal counsel and independent accountant of the Corporation, each person who controls the Corporation within the meaning of the Act, and each of its officers, directors and partners against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse the Corporation, such directors, officers, partners or persons for any reasonable investigating, defending, or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) relating to Holder is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by such Holder specifically for use therein; and provided further that the indemnity contained in this paragraph (d) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder (which consent will not be unreasonably withheld).

(iii) Each party entitled to indemnification under this paragraph (d) (the
"Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any

                              Exhibit A - Page 12

litigation resulting therefrom, provided that counsel for the Indemnifying
Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such
Indemnified Party of a release from all liability in respect to such claim or litigation.

(iv) To provide for just and equitable contribution in circumstances under which the indemnity contemplated by this paragraph (d) is for any reason not available under the circumstances provided in this paragraph (d) for such indemnity, the parties entitled to indemnification by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Corporation, any seller of Registerable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under Section 11(f) of the Act. In determining the amount of contribution to which the respective parties shall be entitled, there shall be considered the relative benefits received by each party from the offering of the Registerable Securities (taking into account the portion of the proceeds of the offering realized by each), the parties, relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. For purposes of this subsection (iv) each person, if any, who controls an underwriter within the meaning of Section 15 of the Act shall have the same rights to contribution as such underwriter, and each director and each officer of the Corporation who signed the registration statement, and each person, if any, who controls the Corporation or a seller of Registerable
Securities within the meaning of Section 15 of the Act shall have the same rights to contribution as the Corporation or a seller of Registerable
Securities, as the case may be.

(e)  Information by Holder. The Holder shall promptly furnish to the Corporation in writing such information regarding the Holder as the Corporation may request in writing and as shall be required in connection with any registration referred to herein.

(i)  Rule 144 Reporting. With a view to making available to Holder the benefits of certain rules and regulations of the SEC which may permit the sale of the
Registerable Securities to the public without registration, the Corporation agrees at all times during the period commencing on the date hereof and ending upon the termination of the registration rights of Holder pursuant to paragraph
(h), to:

(i) make and keep public information available, as those terms are understood and defined in SEC Rule 144(c);

(ii) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Exchange
Act of 1934, as amended; and

                              Exhibit A - Page 13

(iii) so long as Holder owns any Registerable Securities, to furnish to each
Holder forthwith upon Holder's request a written statement by the Corporation as to its compliance with the reporting requirements of said Rule 144, a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents so filed by the Corporation as each Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing Holder to sell any such securities without registration.

(f)  "Market Standoff" Agreement. Holder agrees that, if requested by the
Corporation and an underwriter of securities of the Corporation, not to sell or otherwise transfer or dispose of any securities of the Corporation held by
Holder during a period of up to 120 days as agreed to between the Corporation and the underwriters following the effective date of a registration statement of the Corporation filed under the Act covering the offer and sale of common stock or other securities of the Corporation. The Corporation may impose stock transfer restrictions with respect to the Registerable Securities until the end of said 120-day period, provided that:

(i) such agreement shall only apply to the first registration statement of the
Corporation including securities to be sold on its behalf to the public in an underwritten offering; and

(ii) all officers and directors of the Corporation enter into similar agreements.

Such agreement shall be confirmed in writing in the form satisfactory to the
Corporation and such underwriter. The Corporation may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of said lock-up period.

(g)  Termination of Registration Rights. The registration rights granted pursuant to this Section 10 shall terminate as to each Holder at such time as all
Registerable Securities of the Holder can, in the opinion of counsel to the
Corporation (which opinion shall be concurred in by counsel to the Holders), be sold within a given three-month period pursuant to Rule 144 or other applicable exemption.

(h)  Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin or otherwise delay any registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Section 10.

(i)  Prospectus Requirements. Holder hereby covenants with the Corporation that he will promptly advise the Corporation of any changes in the information concerning Holder contained in a registration statement filed hereunder and that
Holder will not make any sale of Registerable Securities pursuant to any registration statement without complying with the prospectus delivery requirements of the 1933 Act. Holder acknowledges that occasionally there may be times when the Corporation must temporarily suspend the use of the prospectus forming a part of any such registration statement until such time as an amendment to such registration statement has been filed by the Corporation and declared effective by the SEC, the relevant prospectus supplemented by the
Corporation or until such time as the Corporation has filed an appropriate report with the SEC pursuant to the 1934 Act. During any period in which sales are suspended and upon notice of such suspension from the Corporation, Holder agrees not to sell any such Registerable Securities pursuant to any such

                              Exhibit A - Page 14

prospectus. Holder covenants that he will not sell Registerable Securities pursuant to any such prospectus during the period commencing at the time at which the Corporation gives Holder notice of the suspension of the use of said prospectus and ending at the time the Corporation gives notice that Holder may thereafter effect sales pursuant to said prospectus.

(j)  Assignment. The provisions of this Section 10 shall inure to the benefit of any subsequent transferee or assignee of the Registerable Securities covered by this Section.

        12. Securities Not Registered Under the Securities Act of 1933. Neither the
shares of Series A Preferred Stock nor the Common Stock and Series A Preferred
Stock issuable upon conversion thereof (prior to the effective date of the registration statement described in Section 10) has been registered under the
Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

(a)  Restrictive Legends. Each share of Series A Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Series A Preferred
Stock, and each preferred stock certificate issued upon the transfer of any such shares of Series A Preferred Stock or Common Stock (except as otherwise permitted by this Section 13), shall be stamped or otherwise imprinted with a legend in substantially the following form:

"The securities represented hereby have not been registered under the Securities
Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

(b)  Notice of Proposed Transfer: Opinions of Counsel. Except as provided in paragraph (c) of this Section 13, prior to any transfer of any such shares of
Series A Preferred Stock the holder thereof will give written notice to the
Corporation of such holder's intention to effect such transfer and to comply in all other respects with this Section 13. Each such notice (A) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (B) shall designate counsel for the holder giving such notice (who may be house counsel for such holder). The holder giving such notice will submit a copy thereof to the counsel designated in such notice and the Corporation will promptly submit a copy thereof to its counsel, and the following provisions shall apply:

(i) If in the opinion of each such counsel the proposed transfer of such shares of Series A Preferred Stock may be effected without registration under the Act, the Corporation will promptly notify the holder thereof and such holder shall thereupon be entitled to transfer such shares of Series A Preferred Stock in accordance with the terms of the notice delivered by such holder to the
Corporation. Each share of Series A Preferred Stock or certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in paragraph (a) of this Section 13, unless in the opinion of each such counsel such legend is no longer required to insure compliance with the Act. If for any reason counsel for the Corporation (after having been furnished with the information required to be furnished by this paragraph (b)) shall fail to deliver an opinion of the Corporation, or the
Corporation shall fail to notify such holder thereof as aforesaid, within 20 days after counsel for such holder shall have delivered its opinion to such

                              Exhibit A - Page 15

holder (with a copy to the Corporation), then for all purposes of this Articles of Designation the opinion of counsel for the Corporation shall be deemed to be the same as the opinion of counsel for such holder.

(ii) If in the opinion of either or both of such counsel the proposed transfer of such shares of Series A Preferred Stock may not be effected without registration under the Act, the Corporation will promptly so notify the holder thereof and thereafter such holder shall not be entitled to transfer such share of Series A Preferred Stock until receipt of a further notice from the
Corporation under subparagraph (i) above.

        13. Partial Payments. If at any time the Corporation does not pay amounts sufficient to redeem all Series A Preferred Stock required to be redeemed by the
Corporation at such time pursuant to Section 7 hereof, then such funds which are paid shall be applied to redeem such Series A Preferred Stock as the Corporation may designate by lot.

        14. Status of Acquired Shares. Shares of Series A Preferred Stock redeemed by the Corporation pursuant to Section 7, received upon conversion pursuant to
Section 8 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class and may thereafter be issued, but not as shares of Series A
Preferred Stock.

        15. Preemptive Rights. The Series A Preferred is not entitled to any preemptive or subscription rights in respect of any securities of the
Corporation.

        16. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                              Exhibit A - Page 16